| PARKS, TSCHOPP,                             2600 Maitland Center Parkway
PTWO  | WHITCOMB                                                       Suite 330
----  | & ORR,                                           Maitland, Florida 32751
      | P.A.                                            Telephone:  407 875-2760
      | Certified Public Accountants                          Fax:  407 875-2762





The Board of Directors
Access Power, Inc.:


We consent to the use of our report dated March 9, 2000 in the Registration Statement on Form SB-2 and related Prospectus of Access Power, Inc. for the registration of 46,733,803 shares of its common stock, and 1,000,000 warrants to purchase common stock, and to the reference to our firm under the heading "Experts" therein.

PARKS, TSCHOPP, WHITCOMB & ORR, P.A.



/s/ Parks, Tschopp, Whitcomb & Orr, P.A.

Maitland, Florida
December 14, 2000